PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:
Bill White
President and Chief Executive Officer
(401) 330-1611

Coastway Bancorp, Inc. Reports Fourth Quarter and Year End Financial Results

WARWICK, RI – February 10, 2017 – Coastway Bancorp, Inc. (the “Company”) (NASDAQ: CWAY), the holding company for Coastway Community Bank (the “Bank”), announced fourth quarter 2016 net income of $721,000, or $0.18 per diluted share, compared to net income of $607,000, or $0.14 per diluted share for fourth quarter 2015. The Company reported net income of $3.5 million for 2016, or $0.82 per diluted share, compared to net income of $1.6 million, or $0.36 per diluted share for 2015.  The 2015 net income of $1.6 million was impacted by the $383,000 in impairment losses on real estate held for sale, net of income tax.

Fourth quarter 2016 net interest income increased $494,000, or 11.6%, to $4.7 million compared to the fourth quarter 2015. The increase in net interest income was primarily a result of a $689,000 increase in loan interest income due to growth in average loans of $76.6 million from the fourth quarter of 2015 to the fourth quarter of 2016.  The average yield on loans declined to 3.93% for the fourth quarter of 2016 as compared to 3.98% for the fourth quarter of 2015.  Deposit interest expense increased $132,000 in the fourth quarter of 2016 primarily due to a $30.3 million increase in average certificates of deposit coupled with an eight basis point increase in the average cost of certificates of deposit from 1.38% for the fourth quarter of 2015 to 1.46% for the fourth quarter of 2016.  Interest expense on borrowed funds increased $118,000 for the fourth quarter of 2016 due to an increase in the average cost of borrowed funds to 54 basis points in the fourth quarter of 2016 from 30 basis points in the fourth quarter of 2015, as well as an increase of $42.0 million in the average balance of borrowed funds for the fourth quarter of 2016.  The cost of borrowed funds increased due to the increase in short-term interest rates in the fourth quarter of 2016.  The interest rate spread was 3.01%, a 24 basis point decrease from 3.25% for the fourth quarter of 2015, primarily due to the 12 basis point decline in the average yield on interest-earning assets, and the increase in the average cost of interest-bearing liabilities of 12 basis points.

Net interest income for 2016 increased $2.8 million, or 18.2% to $18.4 million compared to 2015 net interest income of $15.6 million.  The increase in net interest income was primarily due to the $17.5 million increase in average net interest-earning assets to $130.6 million for 2016, principally due to loan growth. Also, the interest rate spread decreased nine basis points to 3.16% for 2016 from 3.25% for 2015. The net interest margin for the year ended December 31, 2016 was 3.31%, a ten basis point decrease from 3.41% for the year ended December 31, 2015, primarily due to growth in average loans of $92.4 million during 2016 at a nine basis point lower yield than 2015.

Non-interest income, which is comprised primarily of customer service fees and net gains on sales of loans and other mortgage banking income, increased $51,000 for the fourth quarter of 2016 to $1.7 million compared to the fourth quarter of 2015 primarily as a result of an increase in customer service fees of $76,000.  Non-interest income increased $1.4 million, or 20.5%, to $7.9 million for the year ended December 31, 2016 from $6.6 million for the year ended December 31, 2015.  The increase in non-interest income was primarily the result of an increase in net gains on sales of loans and other mortgage banking income of $1.1 million from $3.3 million for the year ended December 31, 2015 to $4.3 million for the year ended December 31, 2016.  The $1.1 million increase in net gains on sales of loans and other mortgage banking income was primarily due to a $52.9 million increase in loans sold during the year ended December 31, 2016 as compared to the year ended December 31, 2015.  The net gains on sales of loans and other mortgage banking income during the year ended December 31, 2015 included a $328,000 gain on sales of SBA loans. There were no sales of SBA loans in 2016.

Fourth quarter 2016 non-interest expense increased $366,000, or 7.8%, to $5.1 million compared with the 2015 fourth quarter.  The increase in non-interest expense for the fourth quarter of 2016 was primarily related to the $284,000 increase in salaries and employee benefits expense due to merit increases, an increase in full-time equivalent employees (FTEs), an increase of $41,000 in supplemental executive retirement expense, and an increase in stock-based compensation of $33,000, as there was no stock-based compensation during 2015.  Non-interest expense for 2016 increased $1.2 million, or 6.5%, to $20.1 million from $18.9 million in 2015.  The increase in non-interest expense for 2016 was primarily due to an increase of $1.3 million, or 13.5% in salaries and employee benefits expenses for the year ended December 31, 2016 as compared to the year ended December 31, 2015 due to general merit increases, an increase in FTEs, an increase of supplemental executive retirement expense of $164,000, an increase of $27,000 in ESOP expense due to an appreciation in our average stock price, an increase of $126,000 in stock based compensation due to stock options and restricted stock granted in February 2016 whereas there were no grants in 2015, and a $66,000 increase in compensation cost related to the nonqualified deferred compensation supplemental retirement plan.  FTEs increased from 133 at December 31, 2015 to 144 FTEs at December 31, 2016.  Deposit servicing expenses increased $227,000 to $989,000 for 2016 from $762,000 for 2015 primarily due to increased debit card expenses.  Other general and administrative expenses increased $217,000, or 13.5%, to $1.8 million for the year ended December 31, 2016 as compared to 2015 primarily due to $79,000 increase in travel and education expenses, $56,000 increase in office operations costs and $21,000 increase in operational losses.

The fourth quarter 2016 provision for loan losses was $132,000 as compared to a provision of $129,000 for the 2015 fourth quarter.  The provisions for loan losses were primarily due to loan growth coupled with losses on certain impaired loans. The provision for loan losses for 2016 was $475,000 compared to a provision of $496,000 for 2015. We recorded net charge-offs of $176,000 for the year ended December 31, 2016 as compared to $244,000 for the year ended December 31, 2015.  Non-performing loans as a percentage of total loans at December 31, 2016 were 0.89% compared to 0.91% at December 31, 2015.

Total assets increased $79.1 million, or 14.0%, to $644.2 million at December 31, 2016 compared to December 31, 2015, primarily due to an increase of $58.3 million in total loans, and an increase in cash and cash equivalents of $26.3 million. Total deposits at year-end 2016 increased $73.8 million to $447.3 million from $373.5 million at December 31, 2015.  Borrowed funds increased $5.8 million during 2016.  Stockholders’ equity was $68.6 million at December 31, 2016, compared to $70.9 million at the end of 2015.  The decrease in stockholders’ equity was primarily due to stock repurchases of $6.5 million, partially offset by net income of $3.5 million and ESOP shares allocated of $206,000 in 2016.  There were 4,403,096 shares of common stock outstanding at December 31, 2016 as compared to 4,822,279 shares at December 31, 2015.  The decline in shares outstanding was due to 458,228 shares of common stock repurchased, net of 39,045 shares of restricted stock granted during the year ended December 31, 2016.  There were 4,505,679 shares outstanding at September 30, 2016. The Bank’s average interest-earning assets to average interest-bearing liabilities were 130.64% for 2016, compared to 132.90% for 2015.

About Coastway Bancorp, Inc.
Coastway Bancorp, Inc. (NASDAQ: CWAY) is the holding company for Coastway Community Bank which was originally founded in 1920 as the Telephone Workers Credit Union, which later changed its name to Coastway Credit Union and converted to Coastway Community Bank in 2009.  Coastway Community Bank is headquartered in Warwick, RI and has nine branches in Rhode Island.  The Company had total assets of $644.2 million and total deposits of $447.3 million as of December 31, 2016.  Additional information about the Company is available at www.coastway.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Coastway Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Coastway Bancorp, Inc.
Selected Financial Information
(Unaudited)

Selected Financial Condition Data:

	December 31,	December 31,
	2016	2015

	(Dollars in thousands)

Total assets	$644,191	$565,137
Cash and cash equivalents	44,658	18,322
Loans, net	525,215	467,023
Deposits	447,314	373,519
Borrowed funds	121,250	115,500
Stockholders' equity	68,572	70,922

Selected Operating Data:
	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015

	(Dollars in thousands, except per share amounts)

Interest income	$5,544	$4,800	$21,225	$17,827
Interest expense	805	555	2,786	2,227

Net interest income	4,739	4,245	18,439	15,600
Provision for loan losses	132	129	475	496

Net interest income after provision for loan losses	4,607	4,116	17,964	15,104
Total non-interest income	1,676	1,625	7,945	6,592
Total non-interest expense	5,083	4,717	20,139	18,915

Income before income taxes	1,200	1,023	5,770	2,781
Income tax expense	479	416	2,281	1,153

Net income	$721	$607	$3,489	$1,628

Basic earnings per share	$0.18	$0.14	$0.82	$0.36

Diluted earnings per share	$0.18	$0.14	$0.82	$0.36

Coastway Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios:
	Three months ended		Year ended
	December 31,		December 31,
	2016(1)	2015(1)	2016	2015

	(Unaudited)

Return on average assets	0.45%	0.44%	0.58%	0.32%
Return on average equity	4.16%	3.41%	5.06%	2.31%
Average interest-earning assets to average interest-bearing liabilities	129.95%	131.46%	130.64%	132.90%
Interest rate spread	3.01%	3.25%	3.16%	3.25%
Net interest margin	3.18%	3.39%	3.31%	3.41%
Efficiency ratio	79.24%	80.36%	76.33%	85.23%

	December 31,	December 31,
	2016	2015

	(Unaudited)
Asset Quality Ratios:
Non-performing loans as a percent of total loans	0.89%	0.91%
Non-performing assets as a percent of total assets	0.79%	0.88%
Allowance for loan losses as a percent of total loans	0.48%	0.47%
Allowance for loan losses as a percent of non-performing loans	53.58%	51.75%

(1)  annualized